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                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
                         NINETY-SIX CUMMINGS POINT ROAD
                               STAMFORD, CT 06902


April 23, 2003


Dear fellow Dave & Buster's, Inc. shareholder:

As you may know, Dolphin Limited Partnership I, L.P., is Dave & Buster's, Inc. ("DAB" or the "Company") largest shareholder with 9.5% of the outstanding shares. For the June 2003 Annual Shareholders' Meeting we have nominated for election the following directors, whom you can trust are independent, highly qualified and will represent only your interests.

   o Edward A. Weinstein - Retired Partner, Deloitte & Touche, LLP. Mr. Weinstein, most recently a senior member of Deloitte & Touche's Merger, Acquisitions and Restructuring Unit, has over 40 years of distinguished public auditing experience and qualifies as a "financial expert" under the Sarbanes-Oxley Act.

   o Donald T. Netter -- Senior Managing Director, Dolphin Limited Partnership I, L.P., the single largest DAB shareholder and is committed to delivering value for you. Mr. Netter has 20 years of experience in managing investments in public and private companies.

   o Edward E. Hartline -- Managing Partner of the Texas-based law firm of Brown McCarroll, LLP. Mr. Hartline specializes in tax, corporate, and merger and acquisition law and is a Director of two privately held restaurant companies.


   By electing this independent slate, you can trust that Messrs. Weinstein,
    Netter and Hartline will work to maximize shareholder value and promote integrity and accountability for you at DAB.


We began our DAB reform campaign in a March 3, 2003 letter to this board which announced our intention to run directors and proposed corporate governance reforms to promote senior management and board integrity and accountability for the benefit of all shareholders. This platform is in response to what we believe were this board's serious breaches of trust and fiduciary duty that we outlined in our letter to the board. The public record documents a deeply flawed, conflicted, and ultimately failed sales process that concluded last fall. This history, together with the poor operating results and a stagnant share price for the past three years, underscores the need for shareholder sponsored change.

We believe that the recently announced reshuffling of this board amounts only to "lip service" to cover up serious breaches of trust and fiduciary duty to the shareholders. If the current board is truly interested in governance reform, then why has it disenfranchised you by increasing the size of the board to nine and appointing a handpicked director who will not be subject to shareholder election until 2004? We strongly and publicly urged against this unilateral board action which was done in the face of our initiatives and without shareholder approval.

The election of our slate -which is committed to maximizing value for all shareholders - will send a strong message to the remaining core six directors that "lip service" about maximizing value, corporate governance, integrity and accountability is not enough. By electing our slate, you are putting this board on notice that you, the shareholders, want to see value maximized by the 2004 Annual Meeting or, you, the shareholders, may change control of this board at that time by electing additional independent directors.

This board's recent reshuffling has not changed the fundamentals - While it was appropriate for at least two of the directors to recently resign from the board, the remaining core six directors who were directly involved with and who oversaw the flawed, conflicted and failed sale process still represent a super majority of this now expanded nine member board.

For example, director Edison, the recently named Chairman of the board, was a member of the special committee overseeing the failed sale process. Further, the board recently established a Lead Director position, but then filled it with director Levy. The establishment of a Lead Director to preside over board sessions held without management present is an idea we put forth in our letter to the board. However, we believe the appointment of director Levy, the Chairman of this very same special committee, is not designed to benefit the shareholders, but rather to forestall real change. What message does it send to shareholders when directors who we believe have already breached the trust are elevated to new positions of authority and responsibility?

In our opinion, there is an abundant and clear record of significant deficiencies in corporate governance and oversight and poor operating and share price performance. Over the past three years, while DAB's operating results and share price have stalled, top management's total compensation has climbed. In marked contrast and despite the economy, comparable publicly traded companies have appreciated significantly.


In an April 10, 2003 letter to the shareholders, directors Corriveau and Corley stated, "we will demonstrate our seriousness about reinventing ourselves as a leader on the corporate goverance front".


 Our independent nominees have no need to "reinvent" themselves! We have been, and always will be, committed to maximizing value, integrity and accountability for your, the shareholders.


We invite you to join our campaign to maximize shareholder value and to restore integrity and accountability by voting for our independent director slate. We will soon be mailing you our proxy materials which will contain detailed information about our nominees and their program as well as the actions this board has taken. Until you receive that information, we urge you not to return any proxy card sent to you by DAB's Board and management.

If you have any questions, please call Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Very Truly Yours,

/s/ Donald T. Netter
------------------------
Donald T. Netter
Senior Managing Director

The following is a list of the names and stockholdings of persons who may be deemed to be "participants" in Dolphin's solicitation with respect to the shares of the Company: Dolphin beneficially owns 1,262,800 shares of the Company's outstanding common stock. Donald T. Netter is Senior Managing Director of Dolphin and a nominee for director but does not individually own any common stock of the Company. Neither Edward A. Weinstein nor Edward E. Hartline, nominees for director, own any common stock of the Company. Other officers or employees of Dolphin or its affiliates who will be identified in Dolphin's proxy statement and who do not own any common stock may also solicit proxies on Dolphin's behalf.

Dolphin intends to disseminate a proxy statement with respect to its solicitation in support of its nomination of directors at the Company's 2003 annual meeting. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission's web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to:

501 Madison Avenue, New York, New York 10022, telephone: 888-750-5833.